EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	SEPT 30	DEC 31
	2008	2007
	($000 omitted)
Investments, at fair value, partially restricted:
Short-term investments	54,735	79,780
Municipal bonds	96,510	239,107
Corporate and utility bonds	149,159	164,598
Foreign bonds	128,349	127,404
U.S. Government bonds	27,538	49,539
Mortgage-backed securities	195	198
Equity securities	18,634	36,251

	475,120	696,877

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	SEPT 30	DEC 31
	2008	2007
	($000 omitted)
Short-term investments	54,735	79,780
Investments — statutory reserve funds	344,655	518,586
Investments — other	75,730	98,511

	475,120	696,877